Exhibit 16.2




L.L. Bradford & Company, LLC
Certified Public Accountants & Consultants


April 3, 2006


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Can-Cal Resources, Inc.

Ladies and Gentlemen:

We were previously the independent accountants for Can-Cal Resources, Inc. ("the Company") and on March 31, 2005, we reported on the financial statements of the Company for the fiscal years ended December 31, 2004 and December 31, 2003. On July 15, 2005, we were formally dismissed as the independent auditors of the company.

We have read the Company's statements included under Item 4 of this current report on Form 8-K dated April 3, 2006 and have no disagreements with the disclosure made therein.

Very truly yours,

/s/ L.L. Bradford & Company, LLC
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    L.L. Bradford & Company, LLC